Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FNB United Corp.

Asheboro, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442, 333-109450, 333-133734, 333-143703, and 333-144132) on Form S-8 and the registration statements (Nos. 33-59565 and 333-158219) on Form S-3 of FNB United Corp. (“the Corporation”) of our reports dated March 14, 2011, with respect to the consolidated financial statements of FNB United Corp. and Subsidiary, and the effectiveness of internal control over financial reporting, which reports appear in FNB United Corp.’s December 31, 2010 Annual Report on Form 10-K.

Our report dated March 14, 2011 relating to the consolidated financial statements included an explanatory paragraph relating to the existence of substantial doubt about the Corporation’s ability to continue as a going concern.

Our report dated March 14, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010 expresses our opinion that FNB United Corp. and Subsidiary did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of the material weakness related to the valuation of other real estate owned. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2010 consolidated financial statements, and this report does not affect our report dated March 14, 2011 on those consolidated financial statements.

/s/ Dixon Hughes PLLC

Charlotte, North Carolina
March 14, 2011

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